EXHIBIT 99

FOR IMMEDIATE RELEASE

Hawkins, Inc. 3100 East Hennepin Avenue Minneapolis, MN  55413

Contacts:

John R. Hawkins Chief Executive Officer 612/617-8532 John.Hawkins@HawkinsInc.com

Kathleen P. Pepski Chief Financial Officer 612/617-8571 Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. ANNOUNCES
APPOINTMENT OF NEW PRESIDENT

Minneapolis, MN, February 23, 2010 – Hawkins, Inc. (Nasdaq: HWKN) today announced the appointment of Patrick H. Hawkins to the newly created position of President of the Company effective March 29, 2010, the beginning of the Company’s fiscal year 2011.  The promotion is part of the succession planning efforts of the Company’s Board of Directors.

“We are pleased to be able to promote a person with Patrick’s ability and intimate knowledge of our business to this role.  With more than 17 years of experience with our Company, Patrick is a real asset for Hawkins,” commented Chief Executive Officer John R. Hawkins.  “Patrick has been instrumental in driving the growth of our food ingredients business, played a key role in our strategic sourcing initiatives and most recently led the effort to drive growth in our bulk pharmaceutical business.  We look forward to his increased role with the Company and I know he has the support of our entire management team.”

Patrick Hawkins joined the Company in 1992 and is currently serving as Business Director – Food and Pharmaceuticals, a position he has held since 2009.  Previously Mr. Hawkins served as Business Manager – Food and Co-Extrusion Products from 2007 to 2009 and Sales Representative – Food Ingredients from 2002 to 2007.  He previously served the Company in various other capacities, including Plant Manager, Quality Director and Technical Director. Mr. Hawkins holds a bachelor’s degree in chemistry from the University of St. Thomas in St. Paul, Minnesota.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 19 facilities in 10 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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